Rocket Companies Announces Second Quarter Results

•Generated Q2 net revenue of $1.4 billion and net income of $60 million
•Delivered strong gain on sale margin of 292 basis points
•Over 2,000 Rocket team members deployed to accelerate build-out of Rocket platform
•Unified Rocket brand, rebranding Truebill to Rocket Money, and Edison Financial to Rocket Mortgage
•Signed new agreements with Santander and Q2 digital banking platform

DETROIT, August 4, 2022 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), a Detroit-based FinTech platform company consisting of tech-driven real estate, mortgage and financial services businesses – including Rocket Mortgage, Rocket Homes, Rocket Money (formerly known as Truebill) and Rocket Auto – today announced results for the quarter ended June 30, 2022.

“As the mortgage market continues to transition, we are actively investing in our business and transforming the Rocket services and engagement platforms to better serve our clients,” said Jay Farner, Vice Chairman and CEO of Rocket Companies. “In the second quarter alone, Rocket Companies introduced new lending programs, forged new mortgage partnerships, officially launched our solar business and expanded our brand deeper into Canada. These moves provide us immediate opportunities today, and a tremendous runway for growth and expansion well into the future."

“During this time of change in the industry, we are focused on operating our business with discipline. We reduced expenses by approximately $300 million during the second quarter and will continue to execute a prudent approach to cost management,” said Julie Booth, CFO and Treasurer of Rocket Companies. “We are also investing our capital into the Rocket engagement and services platforms to expand our client base, drive higher conversion, and lower our client acquisition cost, setting the foundation for our next stage of growth. We will continue to deploy our capital in a strategic and disciplined manner to generate long term shareholder value.”

Second Quarter Financial Summary1

ROCKET COMPANIES
(Units in '000s, $ amounts in millions, except per share)

	Q2-22	Q2-21	YTD 22	YTD 21
	(Unaudited)		(Unaudited)
Total revenue, net	$1,392	$2,668	$4,063	$7,207
Total expenses	$1,314	$1,607	$2,922	$3,303
Net income	$60	$1,037	$1,096	$3,814

Adjusted Revenue	$1,125	$2,790	$3,057	$6,830
Adjusted Net (Loss) Income	$(67)	$921	$226	$2,726
Adjusted EBITDA	$(27)	$1,279	$423	$3,731

GAAP Diluted Earnings Per Share	$0.02	$0.40	$0.43	$1.46
Adjusted Diluted (Loss) Earnings Per Share	$(0.03)	$0.46	$0.11	$1.37

1 "GAAP" stands for Generally Accepted Accounting Principles in the U.S. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures in the tables throughout this document may not foot due to rounding.

(Units in '000s, $ amounts in millions)

	Q2-22	Q2-21	YTD 22	YTD 21
Select Metrics	(Unaudited)		(Unaudited)
Closed loan origination volume	$34,544	$83,764	$88,521	$187,289
Gain on sale margin	2.92%	2.78%	2.98%	3.29%
Net rate lock volume	$29,385	$83,586	$78,999	$178,702
Amrock closings (units)	82.6	260.3	250.9	609.1

Second Quarter Financial Highlights
During the second quarter of 2022:

•Generated total revenue, net of $1.4 billion and delivered net income of $60 million, or 2 cents per diluted share.

•Rocket Mortgage generated $34.5 billion in mortgage origination closed loan volume. Gain on sale margin was 2.92%.

•Exceeded target expense reduction by $100 million, reducing expenses $300 million quarter-over-quarter.

•Grew servicing book unpaid principal balance to $538 billion at June 30, 2022, up 6% from June 30, 2021. As of June 30, 2022, our servicing portfolio includes 2.5 million clients and generates over $1.4 billion of recurring servicing fee income on an annualized basis.

Company Highlights
Rocket Platform

•Rocket Companies has deployed over 2,000 team members - across technology, product strategy, data intelligence and marketing functions - to expand and accelerate the build-out of Rocket's engagement and services platforms.

•Rocket Companies unified more of our businesses under the Rocket brand. In August, Truebill will rebrand to Rocket Money, and Edison Financial - our Canadian digital mortgage broker - will rebrand to Rocket Mortgage in Canada. These two rebranding initiatives leverage our investments in the trusted Rocket brand and draw our businesses closer together.

•Rocket Money, formerly known as Truebill, a leading personal finance app that we acquired in December 2021, again showed impressive growth. Paying premium members surpassed 2 million users in July, more than doubling year-over-year. Rocket Money launched its first credit card in beta in Q2 and has seen a very positive early response.

•In July, Rocket Mortgage signed a new agreement to originate mortgages for global financial leader Santander. Through this relationship, Santander will be offering Rocket Mortgage to their nearly 2 million U.S. clients.

•In July, Rocket Mortgage signed a new partnership with Q2, a banking platform leader who provides digital banking applications to over 500 financial institutions. Through the Q2 banking platform partnership, Rocket Mortgage will enable regional banks and credit unions to offer mortgages - without the need to manage their own mortgage operations. Consumers will enjoy a comprehensive, seamless experience through one app to apply for mortgages and make mortgage payments, deposit checks, and build their savings.

•Rocket Mortgage net client retention rate was 93% over the 12 months ended June 30, 2022. There is a strong correlation between this metric and client lifetime value, and we believe our net client retention rate is unmatched among mortgage companies and on par with some of the best performing subscription business models in the world.

•Rocket Homes grew overall real estate transactions by 25% from Q2 2021 to Q2 2022, notching two record months in the quarter for closed units. Rocket Homes' web traffic grew by nearly 60% in Q2 2022 from Q2 2021, reaching nearly 3 million unique visitors per month, driven by the increased brand awareness from our award-winning Super Bowl ad and our targeted performance marketing efforts.

•Rocket Solar continued its national expansion in June and is now available in 42 metropolitan areas, including Arizona, Florida and South Carolina. Starting in August, Rocket Solar will be working with Rocket Loans to provide solar financing options for our clients.

•Rocket Companies ranked #6 on Fortune's '100 Best Large Workplaces for Millennials' list. This marks the first time the Company has ranked within the top 10.

Technology and Product

•Rocket Mortgage Net Promoter Scores improved by over 10% from both purchase clients and real estate agents from Q4'21 to Q2'22, driven by our focus on delivering a superior client experience through our platform.

•Rocket Mortgage introduced mortgage products to provide homebuyers with the confidence and certainty they need to transact during a time of challenging market conditions. We placed renewed emphasis on our RateShield program, which gives our clients confidence to purchase a new home in a rising rate environment by locking in rates for 90 days while they search for a new home. We also launched Rate Drop Advantage at the end of July, which provides homebuyers with a one-time credit on typical closing costs to refinance their mortgage if rates drop within 3 years.

•Rocket Mortgage launched a new home equity loan product at the end of the July, providing additional options for clients to access the equity that they have in their homes. Recently, total U.S. home equity increased to $27.8 trillion, a record high, according to the Federal Reserve.

•RocketLogic, our proprietary next generation loan origination system, drove significant efficiencies in the loan origination process by reducing the average number of underwriting tasks per loan by over 40% from December 2021 to June 2022. These improvements were made by leveraging loan data to automate certain aspects of the process, further streamlining the underwriting process, and resulting in a better client experience.

•Approximately 90,000 real estate agents have signed up for Rocket Pro Insight (RPI), up from approximately 85,000 in Q1'22. RPI is our digital platform for real estate agents to manage the entire mortgage process in real-time, from application submission to closing. RPI also added Pathfinder, our mortgage guideline search engine, as a new feature.

Supporting Our Communities

•Rocket Companies released its inaugural ESG report, which documents the Company’s commitment to being a “For More Than Profit” organization that invests in our team members and communities. The ESG report can be found on the Social Impact tab of our Investor Relations website.

•In July, Rocket Mortgage sponsored the Rocket Mortgage Classic, our flagship PGA tournament held in Detroit. Through the collaborative partnership efforts of its “Changing the Course” campaign, alongside other digital inclusion efforts, the Rocket Mortgage Classic has helped drive significant progress to help bridge Detroit’s digital divide - with nearly 70% of Detroit residents now considered digitally included compared to 40% in 2019.

•The Rocket Community Fund, a partner company, launched the Detroit Eviction Defense Fund, a $13 million program led by the Gilbert Family Foundation, that will provide legal aid services to tenants at risk of eviction.

Subsequent to June 30, 2022:
•As of July 27, 2022, Rocket Companies repurchased 29.8 million shares cumulatively at an average price of $13.20. In total, we have returned $393.7 million to Class A common stockholders under the $1 billion share repurchase program authorized in November 2020.

Third Quarter 2022 Outlook
We expect the following ranges in Q3 2022:

•Closed loan volume of between $23 billion and $28 billion.

•Net rate lock volume of between $23 billion and $30 billion.

•Gain on sale margins of 2.50% to 2.80%.

Direct to Consumer

In the Direct to Consumer segment, clients have the ability to interact with Rocket Mortgage online and/or with the Company’s mortgage bankers. The Company markets to potential clients in this segment through various brand campaigns and performance marketing channels. The Direct to Consumer segment derives revenue from originating, closing, selling and servicing predominantly agency-conforming loans, which are pooled and sold to the secondary market. The segment also includes title insurance, appraisals and settlement services complementing the Company’s end-to-end mortgage origination experience. Servicing activities are fully allocated to the Direct to Consumer segment and are viewed as an extension of the client experience. Servicing enables Rocket Mortgage to establish and maintain long term relationships with our clients, through multiple touchpoints at regular engagement intervals.

DIRECT TO CONSUMER2
($ amounts in millions)

	Q2-22	Q2-21	YTD 22	YTD 21
	(Unaudited)		(Unaudited)
Sold loan volume	$19,538	$48,902	$55,703	$113,931
Sold loan gain on sale margin	4.17%	4.66%	4.06%	5.06%
Revenue, net	$1,106	$2,221	$3,341	$5,898
Adjusted Revenue	$839	$2,343	$2,335	$5,521
Contribution margin	$229	$1,436	$856	$3,641

Partner Network

The Rocket Professional platform supports our Partner Network segment, where we leverage our superior client service and widely recognized brand to grow marketing and influencer relationships, and our mortgage broker partnerships through Rocket Pro TPO. Our marketing partnerships consist of well-known consumer-focused companies that find value in our award-winning client experience and want to offer their clients mortgage solutions with our trusted, widely recognized brand. These organizations connect their clients directly to us through marketing channels and a referral process. Our influencer partnerships are typically with companies that employ licensed mortgage professionals that find value in our client experience, technology and efficient mortgage process, where mortgages may not be their primary offering. We also enable clients to start the mortgage process through the Rocket platform in the way that works best for them, including through a local mortgage broker.

PARTNER NETWORK
($ amounts in millions)

	Q2-22	Q2-21	YTD 22	YTD 21
	(Unaudited)		(Unaudited)
Sold loan volume	$13,580	$30,120	$39,613	$70,849
Sold loan gain on sale margin	1.29%	1.16%	1.04%	1.60%
Revenue, net	$177	$319	$469	$1,042
Adjusted Revenue	$177	$319	$469	$1,042
Contribution margin	$82	$143	$253	$686

2 We measure the performance of the Direct to Consumer and Partner Network segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs. A loan is considered "sold" when it is sold to investors on the secondary market. We previously referred to "sold" loans as "funded" loans. See "Summary Segment Results" section later in this document and the footnote on “Segments” in the “Notes to Consolidated Financial Statements” in the Company’s forthcoming filing on Form 10-Q for more information.

Balance Sheet and Liquidity

We remain in a strong liquidity position, with total liquidity of $7.3 billion, which includes $0.9 billion of cash on-hand, $3.1 billion of corporate cash used to self-fund loan originations, a portion of which could be transferred to funding facilities (warehouse lines) at our discretion, $3.1 billion of undrawn lines of credit from non-funding facilities, and $0.2 billion of undrawn MSR lines. As of June 30, 2022, our available cash position was $4.0 billion, which includes cash on-hand and corporate cash used to self-fund loan originations, combined with the $6.7 billion of mortgage servicing rights, representing a total of $10.7 billion dollars of asset value on our balance sheet. As of June 30, 2022, our total equity was $8.8 billion and reflects the impact of the special dividend of $1.01 per share that was paid during the quarter to Class A shareholders and funded through a $2.0 billion distribution.

Subsequent to June 30, 2022, our total liquidity has increased with the addition of our new $1 billion MSR facility. On a pro forma basis including this new MSR facility, total liquidity at June 30, 2022 would have been $8.3 billion, including cash on hand, corporate cash used to self-fund loan originations and undrawn lines of credit and undrawn MSR lines.

BALANCE SHEET HIGHLIGHTS
($ amounts in millions)

	June 30, 2022	December 31, 2021
	(Unaudited)
Cash and cash equivalents	$915	$2,131
Mortgage servicing rights (“MSRs”), at fair value	$6,658	$5,386
Funding facilities	$7,647	$12,752
Other financing facilities and debt	$5,179	$5,994
Total equity	$8,772	$9,760

Second Quarter Earnings Call

Rocket Companies will host a live conference call at 4:30 p.m. ET on August 4, 2022 to discuss its results for the quarter ended June 30, 2022. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via rocketcompanies.com.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event. If you are having issues viewing the webcast, please see the event help guide at the link here.

Condensed Consolidated Statements of Income
($ In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenue
Gain on sale of loans
Gain on sale of loans excluding fair value of MSRs, net	$347,365	$1,484,378	$1,034,535	$3,863,656
Fair value of originated MSRs	459,473	857,111	1,256,088	2,030,275
Gain on sale of loans, net	806,838	2,341,489	2,290,623	5,893,931
Loan servicing income (loss)
Servicing fee income	357,578	343,349	723,793	635,710
Change in fair value of MSRs	(12,522)	(415,394)	441,858	(214,839)
Loan servicing income (loss), net	345,056	(72,045)	1,165,651	420,871
Interest income
Interest income	79,196	86,645	169,737	181,890
Interest expense on funding facilities	(42,706)	(64,378)	(84,403)	(132,222)
Interest income, net	36,490	22,267	85,334	49,668
Other income	204,035	376,388	521,407	842,500
Total revenue, net	1,392,419	2,668,099	4,063,015	7,206,970
Expenses
Salaries, commissions and team member benefits	754,125	840,470	1,608,040	1,682,669
General and administrative expenses	229,706	262,815	505,563	554,234
Marketing and advertising expenses	231,522	306,685	559,580	627,528
Depreciation and amortization	24,780	20,589	45,822	35,893
Interest and amortization expense on non-funding debt	38,282	35,038	76,946	70,609
Other expenses	35,487	141,805	126,090	332,170
Total expenses	1,313,902	1,607,402	2,922,041	3,303,103
Income before income taxes	78,517	1,060,697	1,140,974	3,903,867
Provision for income taxes	(18,761)	(24,047)	(44,610)	(89,879)
Net income	59,756	1,036,650	1,096,364	3,813,988
Net income attributable to non-controlling interest	(56,341)	(975,530)	(1,039,237)	(3,629,166)
Net income attributable to Rocket Companies	$3,415	$61,120	$57,127	$184,822

Earnings per share of Class A common stock
Basic	$0.03	$0.45	$0.47	$1.47
Diluted	$0.02	$0.40	$0.43	$1.46

Weighted average shares outstanding
Basic	118,801,530	136,139,400	120,735,056	125,961,094
Diluted	1,971,741,764	1,991,267,972	1,973,624,016	132,100,103

Condensed Consolidated Balance Sheets
($ In Thousands, Except Shares and Per Share Amounts)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Cash and cash equivalents	$915,363	$2,131,174
Restricted cash	68,721	80,423
Mortgage loans held for sale, at fair value	12,402,869	19,323,568
Interest rate lock commitments (“IRLCs”), at fair value	309,497	538,861
Mortgage servicing rights (“MSRs”), at fair value	6,657,758	5,385,613
Notes receivable and due from affiliates	9,799	9,753
Property and equipment, net	271,312	254,376
Deferred tax asset, net	520,553	572,049
Lease right of use assets	400,974	427,895
Forward commitments, at fair value	76,847	17,337
Loans subject to repurchase right from Ginnie Mae	1,376,747	1,918,032
Other assets	2,066,436	2,115,814
Total assets	$25,076,876	$32,774,895
Liabilities and equity
Liabilities:
Funding facilities	$7,647,154	$12,751,592
Other financing facilities and debt:
Lines of credit	—	75,000
Senior Notes, net	4,025,230	4,022,491
Early buy out facility	1,153,902	1,896,784
Accounts payable	233,720	271,544
Lease liabilities	458,064	482,184
Forward commitments, at fair value	23,935	19,911
Investor reserves	90,230	78,888
Notes payable and due to affiliates	37,970	33,650
Tax receivable agreement liability	623,498	688,573
Loans subject to repurchase right from Ginnie Mae	1,376,747	1,918,032
Other liabilities	634,223	776,714
Total liabilities	$16,304,673	$23,015,363
Equity
Class A common stock	$1	$1
Class B common stock	—	—
Class C common stock	—	—
Class D common stock	19	19
Additional paid-in capital	225,702	287,558
Retained earnings	308,904	378,005
Accumulated other comprehensive (loss) income	(26)	81
Non-controlling interest	8,237,603	9,093,868
Total equity	8,772,203	9,759,532
Total liabilities and equity	$25,076,876	$32,774,895

Summary Segment Results for the Three and Six Months Ended June 30, 2022 and 2021,
($ amounts in millions)
(Unaudited)

Three Months Ended June 30, 2022	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP Revenue, net	$1,106	$177	$1,283	$109	$1,392
Less: Increase in MSRs due to valuation assumptions (net of hedges)	(267)	—	(267)	—	(267)
Adjusted Revenue	$839	$177	$1,016	$109	$1,125
Directly attributable expenses	609	96	705	104	809
Contribution margin(1)	$229	$82	$311	$5	$316

Three Months Ended June 30, 2021	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$2,221	$319	$2,540	$128	$2,668
Plus: Decrease in MSRs due to valuation assumptions (net of hedges)	122	—	122	—	122
Adjusted Revenue	$2,343	$319	$2,662	$128	$2,790
Directly attributable expenses	907	176	1,083	58	1,142
Contribution margin(1)	$1,436	$143	$1,579	$70	$1,649

Six Months Ended June 30, 2022	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$3,341	$469	$3,810	$253	$4,063
Less: Increase in MSRs due to valuation assumptions (net of hedges)	(1,006)	—	(1,006)	—	(1,006)
Adjusted Revenue	$2,335	$469	$2,804	$253	$3,057
Directly attributable expenses	1,479	216	1,694	223	1,918
Contribution margin(1)	$856	$253	$1,109	$30	$1,139

Six Months Ended June 30, 2021	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$5,898	$1,042	$6,940	$267	$7,207
Less: Increase in MSRs due to valuation assumptions (net of hedges)	(377)	—	(377)	—	(377)
Adjusted Revenue	$5,521	$1,042	$6,563	$267	$6,830
Directly attributable expenses	1,880	356	2,236	129	2,365
Contribution margin(1)	$3,641	$686	$4,326	$138	$4,465

(1) We measure the performance of the segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Adjusted Revenue is a non-GAAP financial measure described above. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs.

GAAP to non-GAAP Reconciliations

Adjusted Revenue Reconciliation ($ amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Total revenue, net	$1,392	$2,668	$4,063	$7,207
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	(267)	122	(1,006)	(377)
Adjusted Revenue	$1,125	$2,790	$3,057	$6,830

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

Adjusted Net Income (Loss) Reconciliation ($ amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income attributable to Rocket Companies	$3	$61	$57	$185
Net income impact from pro forma conversion of Class D common shares to Class A common shares (1)	57	976	1,040	3,630
Adjustment to the provision for income tax (2)	(1)	(240)	(243)	(881)
Tax-effected net income (2)	60	797	855	2,934
Share-based compensation expense (3)	61	41	128	83
Change in fair value of MSRs due to valuation assumptions (net of hedges) (4)	(267)	122	(1,006)	(377)
Litigation accrual (5)	—	—	—	15
Career transition program (6)	61	—	61	—
Change in Tax receivable agreement liability(7)	(24)	—	(24)	—
Tax impact of adjustments (8)	41	(41)	211	69
Other tax adjustments (9)	1	1	2	2
Adjusted Net (Loss) Income	$(67)	$921	$226	$2,726

(1) Reflects net income to Class A common stock from pro forma exchange and conversion of corresponding shares of our Class D common shares held by non-controlling interest holders as of June 30, 2022 and 2021.

(2) Rocket Companies will be subject to U.S. Federal income taxes, in addition to state, local and Canadian taxes with respect to its allocable share of any net taxable income of Holdings. The adjustment to the provision for income tax reflects the effective tax rates below, assuming the Issuer owns 100% of the non-voting common interest units of Holdings. The effective income tax rate for Adjusted Net Income (Loss) was 24.51% for June 30, 2022 and 24.87% for June 30, 2021.

(3) The three and six months ended June 30, 2022 amounts exclude the impact of the career transition program.

(4) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

(5) Reflects legal accrual related to a specific legal matter.

(6) Reflects net expenses associated with compensation package, healthcare coverage, career transition services, and accelerated vesting of certain equity awards.

(7) Reflects changes in estimates of tax rates and other variables of the Tax receivable agreement liability.

(8) Tax impact of adjustments gives effect to the income tax related to share-based compensation expense, change in fair value of MSRs due to valuation assumptions, litigation accrual, career transition program and the change in Tax receivable agreement liability at the above described effective tax rates for each quarter.

(9) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the purchase of Holdings units, net of payment obligations under Tax Receivable Agreement.

Adjusted Diluted Weighted Average Shares Outstanding Reconciliation ($ in millions, except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Diluted weighted average Class A Common shares outstanding	1,971,741,764	1,991,267,972	1,973,624,016	132,100,103
Assumed pro forma conversion of Class D shares (1)	—	—	—	1,858,812,080
Adjusted diluted weighted average shares outstanding	1,971,741,764	1,991,267,972	1,973,624,016	1,990,912,183

Adjusted Net (Loss) Income	$(67)	$921	$226	$2,726
Adjusted Diluted (Loss) Earnings Per Share	$(0.03)	$0.46	$0.11	$1.37

(1) Reflects the proforma exchange and conversion of non-dilutive Class D common stock to Class A common stock. For the six months ended June 30, 2021, Class D common shares were anti-dilutive and therefore included in the proforma conversion of Class D shares in the table above. For the three and six months ended June 30, 2022 and the three months ended June 30, 2021, Class D common shares were dilutive and are included in the dilutive weighted average Class A common shares outstanding in the table above.

Adjusted EBITDA Reconciliation ($ amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income	$60	$1,037	$1,096	$3,814
Interest and amortization expense on non-funding debt	38	35	77	71
Income tax provision	19	24	45	90
Depreciation and amortization	25	21	46	36
Share-based compensation expense (1)	61	41	128	83
Change in fair value of MSRs due to valuation assumptions (net of hedges) (2)	(267)	122	(1,006)	(377)
Litigation accrual (3)	—	—	—	15
Career transition program (4)	61	—	61	$—
Change in Tax receivable agreement liability (5)	(24)	—	(24)	—
Adjusted EBITDA	$(27)	$1,279	$423	$3,731

(1) The three and six months ended June 30, 2022 amounts exclude the impact of the career transition program.

(2) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

(3) Reflects legal accrual related to a specific legal matter.

(4) Reflects net expenses associated with compensation package, healthcare coverage, career transition services, and accelerated vesting of certain equity awards.

(5) Reflects changes in estimates of tax rates and other variables of the Tax receivable agreement liability.

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share and Adjusted EBITDA (collectively “our non-GAAP financial measures”) as non-GAAP measures which management believes provide useful information to investors. We believe that the presentation of our non-GAAP financial measures provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Our non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP. Other companies may define our non-GAAP financial measures differently, and as a result, our measures of our non-GAAP financial measures may not be directly comparable to those of other companies. Our non-GAAP financial measures provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures.

We define “Adjusted Revenue” as total revenues net of the change in fair value of mortgage servicing rights (“MSRs”) due to valuation assumptions (net of hedges). We define “Adjusted Net Income (Loss)” as tax-effected earnings before share-based compensation expense, the change in fair value of MSRs due to valuation assumptions (net of hedges), a litigation accrual, career transition program, change in Tax receivable agreement liability, and the tax effects of those adjustments as applicable. We define “Adjusted Diluted Earnings (Loss) Per Share” as Adjusted Net Income (Loss) divided by the diluted weighted average number of Class A common stock outstanding for the applicable period, which assumes the pro forma exchange and conversion of all outstanding Class D common stock for Class A common stock. We define “Adjusted EBITDA” as earnings before interest and amortization expense on non-funding debt, income tax, and depreciation and amortization, net of the change in fair value of MSRs due to valuation assumptions (net of hedges), share-based compensation expense, a litigation accrual, career transition program, and change in Tax receivable agreement liability. We exclude from each of our non-GAAP financial measures the change in fair value of MSRs due to valuation assumptions (net of hedges) as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operation. We also exclude effects of contractual prepayment protection associated with sales of MSRs. Adjusted EBITDA includes Interest expense on funding facilities, which are recorded as a component of Interest income, net, as these expenses are a direct cost driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

Our definitions of each of our non-GAAP financial measures allows us to add back certain cash and non-cash charges, and deduct certain gains that are included in calculating Total revenues, net, Net income attributable to Rocket Companies or Net income. However, these expenses and gains vary greatly, and are difficult to predict. From time to time in the future, we may include or exclude other items if we believe that doing so is consistent with the goal of providing useful information to investors. In the first and second quarter of 2022, we revised our definition of Adjusted Net Income (Loss) and Adjusted EBITDA to also exclude the cash portion of share-based compensation expenses and the career transition program, respectively, as these expenses do not directly affect what we consider to be our core operating performance. Comparative periods presented to the extent impacted were updated.

Although we use our non-GAAP financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Our non-GAAP financial measures can represent the effect of long-term strategies as opposed to short-term results. Our presentation of our non-GAAP financial measures should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, our non-GAAP financial measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. Some of these limitations are: (a) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments; (b) Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt; (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Revenue, Adjusted Net (Loss) Income and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and (d) they are not adjusted for all non-cash income or expense items that are reflected in our Condensed Consolidated Statements of Cash Flows. We compensate for these limitations by using our non-GAAP financial measures along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for reconciliation of our non-GAAP financial measures to their most comparable U.S. GAAP measures.

Forward Looking Statements

Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies

Founded in 1985, Rocket Companies is a Detroit-based FinTech platform company consisting of personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Amrock, Rocket Auto, Rocket Loans, Rocket Money (formerly known as Truebill), Rocket Solar, Rocket Mortgage Canada (formerly known as Edison Financial), Lendesk, Core Digital Media, Rocket Central and Rock Connections.

Rocket Companies' mission is to be the best at creating certainty in life's most complex moments so that its clients can live their dreams. The Company helps clients achieve the dream of home ownership and financial freedom through industry-leading client experiences powered by its simple, fast and trusted digital solutions. Rocket Companies ranked #7 on Fortune's list of the "100 Best Companies to Work For" in 2022 and has placed in the top third of the list for 19 consecutive years. For more information, please visit our Corporate Website or Investor Relations Website.

Investor Relations Contact:
Sharon Ng
ir@rocketcompanies.com
(313) 373-7990

Media Contact:
Aaron Emerson
aaronemerson@rocketcentral.com
(313) 373-3035